SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant (X)
Filed by a party other than the registrant ( )

Check the appropriate box:

( ) Preliminary Proxy Statement.
(X) Definitive Proxy Statement.
( ) Definitive Additional Materials.
( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.
( ) Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

                            HomeGold Financial, Inc.
                (Name of Registrant as Specified In Its Charter)

                            HomeGold Financial, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):

(X) No fee required.
( ) Fee computed per Exchange Act Rules 14a-6(i)(1) and 0-11.
( ) Fee paid previously with preliminary materials.
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Release Date: The registrant intends to release definitive copies of the proxy statement, form of proxy, and other solicitation materials to shareholders on April 15, 1999.

Registration of Shares: Assuming shareholder approval, the registrant will file a Form S-8 as soon as practicable with respect to the additional shares to be subject to the 1995 Employee and Officer Stock Option Plan.

                            HOMEGOLD FINANCIAL, INC.

                                3901 PELHAM ROAD
                                 P.O. BOX 17526
                        GREENVILLE, SOUTH CAROLINA 29606


                                  April 9, 1999

To All Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of HomeGold Financial, Inc. (the "Company"), which will be held at the Greenville Commerce Club, One Insignia Financial Plaza, 17th Floor, Beattie Place, Greenville, South Carolina, on Wednesday, May 12, 1999, at 9:00 a.m. All holders of the Company's outstanding Common Stock of record at the close of business on March 31, 1999 are entitled to notice of and to vote at the Annual Meeting.

     Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. A current report on the business operations of the Company will be presented at the Annual Meeting and shareholders will have an opportunity to ask questions.

     Upon adjournment of the Annual Meeting, the Directors and officers will be available to confer informally with shareholders.

     We hope that you will attend the Annual Meeting. Whether or not you plan to attend, please sign, date and return your proxy promptly in the envelope provided in order to make certain that your shares will be represented at the Annual Meeting.

     The Company's Annual Report for 1998 is included in this package, and we urge you to read it carefully.

                                                  Sincerely yours,



                                                  John M. Sterling, Jr.
                                                  CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

                            HOMEGOLD FINANCIAL, INC.
                                3901 PELHAM ROAD
                                 P. O. BOX 17526
                        GREENVILLE, SOUTH CAROLINA 29606


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 12, 1999


        TO OUR SHAREHOLDERS:

             The Annual Meeting of Shareholders of HomeGold Financial, Inc. (the "Company") will be held at 9:00 a.m. on May 12, 1999, at the Greenville Commerce Club, One Insignia Financial Plaza, 17th Floor, Beattie Place, Greenville, South Carolina, for the purpose of considering and acting upon the following:

1. The election of six Directors to serve for specified terms, or until the next Annual Meeting of Shareholders, or until their successors have been elected and qualified;

2. The proposal to amend the Company's 1995 Employee and Officer Stock Option Plan to increase by 400,000 shares the number of shares authorized for grant to a total of 1,466,667 shares;

3. The proposal to approve an amendment to the Company's Articles of Incorporation to effect up to a one-for-four reverse stock split, providing the Board of Directors determines to do so.

4. The transaction of such other matters as may properly come before the meeting or any adjournment thereof.

         Only those shareholders of record at the close of business on March 31, 1999 will be entitled to notice of the meeting and to vote at the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          C. THOMAS WYCHE, SECRETARY



Greenville, South Carolina
April 15, 1999

     A form of proxy and the Annual Report of the Company for the calendar year 1998 are enclosed. You are cordially invited to attend the meeting in person but, whether or not you plan to attend, you are urged to SIGN, DATE AND RETURN the proxy in the enclosed, postage-paid, addressed envelope. If you attend the meeting, you may either vote by your proxy or withdraw your proxy and vote in person.

                            HOMEGOLD FINANCIAL, INC.
                                3901 PELHAM ROAD
                                 P. O. BOX 17526
                        GREENVILLE, SOUTH CAROLINA 29606

                                ----------------
                                 PROXY STATEMENT
                                ----------------


                         ANNUAL MEETING OF SHAREHOLDERS


                                  May 12, 1999



        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HomeGold Financial, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 9:00 a.m. on Wednesday, May 12, 1999, at the Greenville Commerce Club, One Insignia Financial Plaza, 17th Floor, Beattie Place, Greenville, South Carolina. The approximate date of mailing this Proxy Statement is April 15, 1999.


        USE OF PROXIES; MATTERS TO BE VOTED UPON AT THE MEETING. Shares represented by proxies in the accompanying form, if properly signed and returned and not revoked before their voting, will be voted at the Annual Meeting and any adjournment or adjournments thereof in accordance with the specifications made thereon. If a proxy is signed and returned without indicating any voting instructions, the shares represented by that proxy will be voted:

(1) FOR the election of the six nominees for Director named in this proxy statement;

(2) FOR the proposal to amend the 1995 Employee and Officer Stock Option Plan to increase the shares authorized for grant by 400,000 shares to 1,466,667 shares (the "Option Plan Amendment");

(3) FOR the approval of an amendment to the Company's Articles of Incorporation to effect up to a one-for-four reverse stock split (the "Reverse Split Amendment"), providing the Board of Directors determines to do so; and

(4) in the discretion of the proxy holders on such other matters as may properly come before the Annual Meeting or any adjournment thereof.


        REVOCATION OF PROXIES. Any person signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company prior to the proxy being voted, by mailing to the Company a later dated proxy which is received by the Company prior to the Annual Meeting, or by attending the Annual Meeting and giving notice of revocation to the Secretary of the Company either prior to the meeting or in open meeting prior to the proxy being voted (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to HomeGold Financial, Inc., Post Office Box 17526, Greenville, South Carolina 29606, Attention: Secretary.

        WHO IS ENTITLED TO VOTE; VOTING MATTERS. Shareholders of record at the close of business on March 31, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of such date, there were outstanding 9,811,599 shares of the Company's Common Stock, $.05 par value per share ("Common Stock"), each of which is entitled to one vote. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each item of business is tabulated separately. Abstentions and broker non-votes are each included in the determination of the number of shares present for purposes of determining whether a quorum exists. A majority of the shares outstanding and represented in person or by proxy will constitute a quorum at the Annual Meeting.


        PERCENTAGE APPROVAL REQUIRED. Abstentions and broker non-votes have no effect on the election of directors or the vote on the Option Plan Amendment, however, both abstentions and broker non-votes have the effect of votes against the Reverse Split Amendment. Directors are elected by a plurality of votes cast by the shares voting in person or by proxy at the Annual Meeting. The Option Plan Amendment will be approved if the number of votes cast for the Option Plan Amendment exceeds the number of votes cast against it. The Reverse Split Amendment requires the affirmative vote of holders of two thirds of the outstanding shares of Common Stock as of the Record Date.


        This solicitation of proxies is made by the Company, and the Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing the Proxy Statement, Notice of Annual Meeting and Proxy Card (collectively, the "Proxy Materials"). Proxies will be solicited principally through these Proxy Materials. However, the Company has also engaged the firm of Corporate Investor Communications, Inc. ("CIC") as proxy solicitors to assist the Company in this proxy solicitation. Employees of CIC may contact shareholders by mail, by telephone or through personal solicitation. The Company expects to pay CIC approximately $5,000 in connection with such solicitation. Proxies may also be solicited by telephone or through personal solicitation conducted by employees of the Company. Employees and officers will be reimbursed for the actual out-of-pocket expenses incurred in connection with this proxy solicitation. Banks, brokers and other custodians are requested to forward these Proxy Materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses incurred in sending these Proxy Materials to beneficial owners of the Common Stock.





                              ELECTION OF DIRECTORS
                              (ITEM 1 ON THE PROXY)

GENERAL


        The Company's Bylaws provide that the number of directors of the Company shall be determined by the Board of Directors (the "Board"). The Board has, by resolution, fixed the number of directors at six for 1999. Each director will serve until the next annual meeting of shareholders or until his successor has been elected or appointed. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees for director are currently directors of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees named will be unable to serve if elected. Any vacancy occurring on the Board for any reason may be filled by vote of a majority of the directors then in office until the next meeting of shareholders.

CUMULATIVE VOTING


        The Company's Common Stock may not be voted cumulatively in the election of directors unless a shareholder elects to invoke his or her right to cumulative voting in accordance with South Carolina law described herein. The right to vote cumulatively means that each shareholder entitled to vote at the election of directors shall be entitled to as many votes as shall equal the number of shares of Common Stock held by the shareholder as of the Record Date, multiplied by the number of directors to be elected and the shareholder may cast all such votes for a single candidate or may distribute them among two or more candidates nominated for director. No shares may be voted in such manner unless the shareholder intending to vote cumulatively shall either: (1) give separate written designation to an officer of the Company not less than 48 hours before the time for the meeting, stating that such shareholder intends to vote his or her shares cumulatively, which notice will be announced in the meeting before the voting, or (2) announce his or her intention in the meeting before the voting for directors shall commence. Instructions with respect to cumulative voting on the proxy card do not constitute notice of an election that a shareholder intends to vote his or her shares cumulatively. In the event that cumulative voting is invoked, the person presiding may, or if requested by any shareholder shall, recess the meeting for a period not to exceed two hours. If any shareholder of the Company exercises his or her right to vote cumulatively in the election of directors, all shares, including those to be voted by proxy holders, will be voted cumulatively. If there is no designation and cumulative voting rights are invoked, proxy holders, in their own judgment, will cumulate votes for directors to secure the election of as many as possible of the Board's nominees. Directors will be elected by a plurality of votes. Abstentions and broker non-votes have no effect on the election of directors.


NOMINEES


        The names of the nominees for Director, together with their term in office and certain information about them, are as follows:

                                        DIRECTOR
            NAME AND AGE                 SINCE               PRINCIPAL OCCUPATION
            ------------                --------            --------------------
 JOHN M. STERLING, JR. (61)                1991       Chairman of the Board and Chief
                                                      Executive Officer of the Company; President,
                                                      Palmetto Seed Capital Corporation (1)

 PORTER B. ROSE (57)                       1991       President, PBR Incorporated (2)

 TECUMSEH HOOPER, JR. (51)                 1991       President, Carolinas-Virginia District, IKON
                                                      Office Solutions, Inc. (3)

 KEITH B. GIDDENS (44)                     1992       President and Chief Operating
                                                      Officer of the Company (4)

 CLARENCE B. BAUKNIGHT (62)                1995       Chairman of the Board,
                                                      Enterprise Computer Systems, Inc. (5)

 J. ROBERT PHILPOTT, JR. (52)              1997       President, Philpott, Ball & Co. (6)

(1) Mr. Sterling has served as Chief Executive Officer and Chairman of the Board of the Company since August 1996. Mr. Sterling also served as President of the Company from January 1991 to August 1996. Mr. Sterling has served as President of Palmetto Seed Capital Corporation since November 1993. Palmetto Seed Capital Corporation is the general partner of Palmetto Seed Capital, L.P. ("PSC"). PSC invests primarily in early stage South Carolina companies. Mr. Sterling was Chairman of the Board and Chief Executive Officer of Modern Office Machines, Inc. ("MOM", now known as IKON Office Solutions), which is engaged in the sale of office equipment and supplies, from 1981 through August 1992. Mr. Sterling served as General Partner and Manager of Reedy River Ventures ("RRV"), which Mr. Sterling founded, from 1981 to 1995. In 1995 the Company became General Partner and Manager of RRV. In 1997, the Company purchased RRV, and Emergent Equity Advisors, Inc. ("EEA"), a wholly-owned subsidiary of the Company, became the General Partner of RRV. RRV is a Small Business Investment Company licensed by the Small Business Administration to invest in small businesses. RRV and EEA were sold to Transamerica Corp. in November of 1998. Mr. Sterling also serves on the Board of Directors of Datastream Systems, Inc. and several private companies.

(2) Mr. Rose established and became president of PBR Incorporated, a private investment management company, in January 1998. Between August 1997 and January 1998, Mr. Rose served as Senior Vice President of Philpott, Ball & Company, which is engaged in the business of providing investment banking services to small-and mid-size companies. From April 1968 to June 1997, Mr. Rose served in several senior executive capacities, primarily in investment management, for The Liberty Corporation. The Liberty Corporation is a Greenville, South Carolina based holding company with interests in insurance and broadcasting.

(3) Mr. Hooper has served as President, Carolinas-Virginia District of
    IKON Office Solutions, Inc. ("IKON") since 1995 and as President of MOM since 1982. From October 1994 through September 1995, Mr. Hooper served as Southeast Regional Director for IKON. From 1981 to 1995, Mr. Hooper also served as General Partner of RRV.

(4) Mr. Giddens has served as President and COO of the Company since August 1996. Prior to that he was the Executive Vice President and COO of the Company from November 1995 to August 1996 and Vice President of Operations of the Company from 1994 to 1995. He also serves as CEO and Vice Chairman of Carolina Investors, Inc. ("CII"), which is a subsidiary of the Company. Mr. Giddens was a partner in the public accounting firm of Ernst & Young LLP prior to joining the Company in 1991.

(5) Mr. Bauknight has served since 1978 as Chairman of the Board of Enterprise Computer Systems, Inc., which is engaged in the development of computer software for the building supply industry. Mr. Bauknight also served as Chairman of the Board and CEO of Builderway, Inc. from 1976 to 1996 and on the board of Pelican Companies, Inc. from 1996 to 1999, both of which are building supply companies. Mr. Bauknight also serves on the Board of Directors of Builder Marts of America, Inc., which is a building supply company. Mr. Bauknight was a founder of Builderway, Inc., Enterprise Computer Systems, Inc., and Builder Marts of America, Inc.

(6) Mr. Philpott has been President of Philpott, Ball & Company since 1991. Philpott, Ball & Company, which Mr. Philpott founded in 1991, is engaged in the business of providing investment banking services to small- to mid-size companies. Mr. Philpott was Managing Director of the Capital Markets Group for Interstate/Johnson Lane Corporation, an investment banking firm ("IJL"), from 1989 to 1990. From 1985 to 1989, Mr. Philpott served as Senior Vice President and Manager of IJL's Corporate Finance Department. From 1981 to 1985, he served as Vice President in the Corporate Finance Department of J.C. Bradford & Company, an investment banking firm. Mr. Philpott also served as a regional corporate lending officer for Wachovia Bank and Trust Company, N.A., from 1972 to 1981. Mr. Philpott serves on the Board of Directors of Pluma, Inc.

    Dr. Blackwell has decided not to stand for reelection due to other business pressures.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its most recent fiscal year, and written representations that no Form 5 was required, the Company believes that all of its executive officers, Directors and persons who may have been deemed to be greater than 10% shareholders during the year have made all filings required to be made under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") except as follows: Mr. Keegan made a late filing of a Form 3 disclosing his initial beneficial ownership.


                             MEETINGS AND COMMITTEES


        During fiscal 1998, the Company's Board met 4 times. Each Director attended more than 75% of the total number of meetings of the Board and all committees on which he served.


        The Board has an Executive Committee, the function of which is to make decisions between meetings of the Board of Directors pursuant to authority delegated by the Board. The current members of the Executive Committee are Messrs. Sterling, Rose, Hooper and Philpott. The Executive Committee met one time during 1998.


        The Board also has an Audit Committee, which is responsible for reviewing and making recommendations regarding the Company's engagement of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. The current members of the Audit Committee are Messrs. Rose, Philpott and Blackwell. The Audit Committee met two times during 1998.


         The Board also has a Compensation Committee, the function of which is to make recommendations to the Board as to the salaries, bonuses and stock option awards of the officers and employees of the Company. The current members of the Compensation Committee are Messrs. Hooper, Bauknight, and Philpott. The Compensation Committee met one time during 1998.


        The Board has a Risk Oversight Committee, the function of which is to review the operations of the Company with a view toward assessing various Company risks, including asset/liability risk, interest rate risk, credit risk and liquidity risk. The current members of the Risk Oversight Committee are Messrs. Bauknight, Blackwell, Rose and Hooper. The Risk Oversight Committee met one time during 1998.


        The Board does not have a Nominating Committee. The functions of a Nominating Committee are performed by the Board as a whole.




                                 DIRECTORS' FEES


        Each nonemployee Board member (an "Outside Director") receives a cash Director's fee of $15,000 per year. In 1998, each Outside Director also received a grant of 2,233 of shares of Common Stock with a fair market value of $12,000 on the date of grant. The Outside Directors received this Common Stock grant in lieu of compensation in the form of options and rights to purchase restricted shares of Common Stock that they normally receive under the Company's Director Stock Option Plan and the Company's Restricted Stock Agreement Plan. Under the Director Stock Option Plan, each Outside Director normally receives on December 15 of each year options covering 666 shares of Common Stock. Under the Restricted Stock Agreement Plan, each Outside Director normally receives an annual grant agreement on or about January 31 of each year entitling him/her to purchase Common Stock with a fair market value as of grant date of $12,000, at a price of $0.05 per share.

                        EXECUTIVE OFFICERS OF THE COMPANY


        The following table sets forth certain information regarding the current executive officers of the Company, all of whom are serving for an indefinite term of office until their successors are elected by the Board:



 NAME AND AGE                       POSITION
 ------------                       --------
 John M. Sterling, Jr. (61)         Chairman of the Board and Chief  Executive  Officer
                                     (1)

 Keith B. Giddens (44)              President and Chief Operating Officer (1)

 Kevin J. Mast (38)                 Executive Vice President, Chief Financial Officer
                                      and Treasurer (2)

 Robert S. Davis (52)               Executive Vice President - Administration (3)

 Mark S. Keegan (47)                Executive  Vice  President-Quality   Management  and
                                      Group General Counsel (4)

(1) See information under "Election of Directors; Nominees."

(2) Mr. Mast has served as Executive Vice President, Chief Financial Officer & Treasurer of the Company since December 1998, as Vice President, Chief Financial Officer & Treasurer of the Company since December 1998, as President-Administration since August 1996, as Vice President & Treasurer of the Company since November 1995, Treasurer of Carolina Investors, Inc. ("CII") since April 1995, Executive Vice President, Chief Financial Officer and Treasurer of CII since December 1997, Executive Vice President, Chief Financial Officer & Treasurer of HomeGold, Inc. since December 1997, and Treasurer of HomeGold, Inc. since its inception in 1995. Prior to their sales in 1998, Mr. Mast has also served as Executive Vice President, Chief Financial Officer and Treasurer of Emergent Business Capital since April 1992, Executive Vice President, Chief Financial Officer and Treasurer of The Loan Pro$, Inc. and Premier Financial Services, Inc. since April 1995. From June 1991 to October 1992, Mr. Mast served as Executive Vice President and Chief Financial Officer of Citizens Bank & Trust Co. and its parent company Business Banc of America. Prior to that time, Mr. Mast was an audit Senior Manager at Ernst & Young where he specialized in the audits of financial institutions.

(3) Mr. Davis has served as Executive Vice President-Administration of the Company since December 1998, as Vice President-Administration since August 1996, as Vice President and Chief Financial Officer of the Company from January 1991 to August 1996, as Treasurer of the Company from 1992 to 1995, as Vice President of Finance of the Company from November 1989 through June 1990, as President and Treasurer of the Company from June through December 1990, and as Corporate Controller of the Company from 1986 through November 1989. Prior to 1986, Mr. Davis was Chief Financial Officer and Treasurer of Alexander's Wholesale Distributors, Inc., a catalog retailer of consumer goods.

(4) Mr. Keegan has served as Executive Vice President-Quality Management and Group General Counsel since December 1998 and as Vice President-Quality Management and Group General Group Counsel of the Company since May 1998. He serves as a director of HomeGold, Inc. Mr. Keegan was a Manager in the Executive Management Group of Merrill Lynch Credit Corporation from March 1997 through April 1998, during which time he was instrumental in the winning of the Malcolm Baldrige National Quality Award. From June 1994 until March 1997, Mr. Keegan was Senior Vice President-Strategic Planning of Lender's Service, Inc., a national real estate appraisal management, title agency and closing company. From October 1989 until June 1994, he was Associate General Counsel and Functional Vice President of The Prudential, with Prudential Home Mortgage Company, Inc. From February 1984 until its sale to Prudential in 1989, he was with Merrill Lynch Realty, Inc. and Merrill Lynch Mortgage Corporation as General Counsel. From 1977 through 1984, Mr. Keegan represented various mortgage lenders in regulatory, licensing and other matters as well as several major transactions.

                             EXECUTIVE COMPENSATION

        The following table sets forth the cash compensation paid by the Company or its subsidiaries during fiscal years 1998, 1997 and 1996 to the Company's Chief Executive Officer and to the executive officers of the Company whose cash and cash equivalent compensation exceeded $100,000 for services rendered in all capacities (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                             LONG-TERM
                                                                           COMPENSATION
                                              ANNUAL COMPENSATION             AWARDS
                                                                           ------------
                                                             OTHER ANNUAL  SECURITIES   ALL OTHER
NAME AND                              SALARY       BONUS     COMPENSATION  UNDERLYING  COMPENSATION
PRINCIPAL POSITION          YEAR      ($) (1)        ($)       ($) (2)     OPTIONS (#)   ($) (3)

John M. Sterling, Jr.       1998       259,616       --           --       85,000          2,000
Chairman and Chief          1997       250,000       --           --          --           4,750
Executive Officer           1996       227,312     220,000        --       50,000          3,234

Keith B. Giddens            1998       228,462       --           --       70,000          4,788
President and Chief         1997       220,000       --           --          --           4,486
Operating Officer           1996       196,016     200,000        --       40,000          2,835

Kevin J. Mast
Executive Vice President,   1998       181,731     100,000        --       80,000          4,481
Chief Financial Officer     1997       141,154      25,000        --          --           4,750
and Treasurer               1996       108,263      50,000        --       25,000          2,007

Robert S. Davis             1998       124,616       --           --       12,000          3,615
Executive Vice President-   1997       120,000      15,000        --          --           3,281
Administration              1996       111,652      43,000        --       10,000          3,145

Mark S. Keegan              1998       103,846        --      17,894(4)    33,800          2,250
Executive Vice President,   1997         --           --          --          --             --
Chief Legal Counsel         1996         --           --          --          --             --


(1) A portion of total salary may have been deferred, at the option of the employee, pursuant to the Company's 401(k) plan. Due to the number of pay periods in the calendar for 1998, each person in the Company, who was with the Company for the entire year of 1998, received a total of twenty-seven bi-weekly pay checks as opposed to the usual twenty-six bi-weekly pay checks. None of the officers listed received increases in their salary for the year 1998, except for Mr. Mast.


(2) Certain amounts may have been expended by the Company which may have had value as a personal benefit to the executive officer. However, the total value of such benefits is not listed unless it exceeds the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer.

(3) Amounts shown under "All Other Compensation" consist of contributions during fiscal 1998, 1997 and 1996 to the Company's 401(k) plan in the amount shown to match pre-tax elective deferral contributions (included under salary) made by the executive officers to the plan.

(4) Mr. Keegan was paid for his relocation expenses as a part of his hiring package.

STOCK OPTIONS

The following table sets forth certain information concerning grants of options to the Named Executive Offices during fiscal 1998.

                                  OPTION GRANTS IN LAST FISCAL YEAR


                            Individual Grants
---------------------------------------------------------------------------
                                                                            Potential Realizable Value
                                                                           at Assumed Annual Rates of
                     Number of     %of Total                               Stock Price Appreciation for
                     Securities  Options/SARs                                Option Term (10 Years)
                    Underlying    Granted to     Exercise                  ----------------------------
                      Options    Employees in      Price       Expiration
       Name         Granted (#)   Fiscal Year   ($/Share)(1)      Date        5% ($)        10% ($)
       ----         -----------   -----------   ----------        ----        ------        -------

John M. Sterling, Jr.        35,000            5%        $9.75       03/12/08    $214,610        $543,865

                             50,000            7%      $0.9375       12/02/08     $29,479         $74,707

Keith B. Giddens             30,000            4%        $9.75       03/12/08    $183,952        $466,170
                             40,000            6%      $0.9375       12/02/08     $23,584         $59,765

Kevin J. Mast                 5,000            1%        $9.75       03/12/08     $30,659         $77,695
                             50,000            7%        $6.75       05/26/08    $212,252        $537,888
                             25,000            4%      $0.9375       12/02/08     $14,740         $37,353

Robert S. Davis               2,000             *        $9.75       03/12/08     $12,263         $31,078
                             10,000            1%      $0.9375       12/02/08      $5,896         $14,941

Mark S. Keegan               16,900            2%        $8.75       04/14/08     $92,998        $235,675
                             16,900            2%      $0.9375       12/02/08      $9,964         $25,251

        The options granted are exercisable, on a cumulative basis, at the rate of 20 percent at the time of grant and 20 percent for each of the following four years. The options expire 10 years from the date of grant.

*less than 1%

        The following table sets forth certain information with respect to options to purchase shares of Common Stock held by the Named Executive Officers and as to the number of shares covered by both exercisable and unexercisable stock options. Also reported are the values for the "in-the-money" options which represent the positive spread between the exercise price of any such existing stock option and the year-end fair market value of the Common Stock.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES



                                Shares                   Number of Securities       Value of Unexercised
                               Acquired         Value        Underlying Unexercised    In-the-Money Options at
                                 Upon         Realized     Options at 1998 Fiscal              1998
                Name           Exercise (#)     ($)             Year-End (#)         Fiscal Year-End ($) (1)
                                                       Exercisable/Unexercisable  Exercisable/Unexercisable

 John M. Sterling, Jr.         --         --               35,000/74,000                 --
 Keith B. Giddens              --         --               33,600/70,800                 --
 Kevin J. Mast                 --         --               28,266/68,534                 --
 Robert S. Davis               6,667      52,749           22,574/16,267                 --
 Mark S. Keegan                --         --                3,380/13,520                 --

(1) Exercise prices of options range from $1.32 to $9.75 per share. The per share value of Common Stock on December 31, 1998 was $.50, which represents the closing market price of a share of the Company's Common Stock as reported by the Nasdaq National Market. Therefore, no options were "in-the-money" on December 31, 1998.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


        The following table sets forth as of the Record Date, except as otherwise noted, certain information regarding ownership of the Company's Common Stock by (i) each person or group who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's Directors and Named Executive Officers, and (iii) all Directors and executive officers of the Company as a group.


Name and Address of                    Amount and Nature of                Percent of
Beneficial Owner                       Beneficial Ownership          Outstanding Shares (1)
------------------                     --------------------          ----------------------

5% Beneficial Owners
--------------------

The Sterling Family Limited Partnership     847,168(2)                       8.63%
P. 0. Box 17526
Greenville, SC 29606

Directors and Named Executive Officers
--------------------------------------

John M. Sterling, Jr.                     1,104,377(3)                       11.22%

Clarence B. Bauknight                       260,151(4)                        2.65%

Tecumseh Hooper, Jr.                        230,413(5)                        2.35%

Keith B. Giddens                            157,278(6)                        1.60%

Larry G. Blackwell                           92,933                            *

Robert S. Davis                              89,892(7)                         *

Mark S. Keegan                               43,380(8)                         *

Porter B. Rose                               44,131(9)                         *

Kevin J. Mast                                40,491(10)                        *

J. Robert Philpott, Jr.                      13,233                            *

All Executive Officers and Directors      2,076,279(11)                      20.87%
as a Group (10 persons)


(1) Pursuant to Rule 13d-3 under the Exchange Act, shares are deemed "beneficially owned" if the named person or group has the right to acquire ownership of such shares within 60 days. The percentage for each person or group is computed on the assumption that shares subject to acquisition upon the exercise of options by such person or group are outstanding, but that no other such shares similarly subject to acquisition by other persons are outstanding.

(2) The Sterling Family Limited Partnership is a limited partnership of which Mr. Sterling and his wife, Elizabeth H.Sterling, serve as the general partners.

(3) Includes 137,191 shares of Common Stock owned by Mr. Sterling directly; 847,168 shares of Common Stock owned by The Sterling Family Limited Partnership; 14,232 shares owned by Mr. Sterling and held in a Keogh account; and 70,786 shares of Common Stock owned by a trust of which Mr. Sterling is the trustee, as to which shares Mr. Sterling disclaims beneficial ownership. Also includes 35,000 shares of Common Stock, which may be acquired pursuant to currently exercisable stock options.

(4) Includes 6 shares of Common Stock owned by Mr. Bauknight's IRA account; 255,913 shares of Common Stock owned by a partnership whose partners are Mr. Bauknight, his spouse and his two adult children; 1,332 shares of Common Stock which may be acquired pursuant to currently exercisable stock options; and 2,900 shares of Common Stock which may be acquired pursuant to the Plan.

(5) Includes 221,181 shares of Common Stock owned by Mr. Hooper directly. Also includes 5,000 shares owned by the children of Mr. Hooper; 1,332 shares of Common Stock which may be acquired pursuant to currently exercisable stock options; and 2,900 shares of Common Stock which may be acquired pursuant to the Plan.

(6) Includes 68,266 shares of Common Stock owned by Mr. Giddens directly; 4,416 shares of Common Stock owned by Mr. Giddens' spouse, 15,996 shares of Common Stock owned by a trust administered by Mr. Giddens' spouse for his three children; and 35,000 shares of Common Stock owned by the Giddens Family Limited Partnership, a limited partnership whose general partners are Mr. Giddens and his spouse and the limited partners of which are their three children. Also includes 33,600 shares of Common Stock that may be acquired pursuant to currently exercisable stock options.

(7) Includes 67,318 shares of Common Stock owned by Mr. Davis directly. Also includes 22,574 shares of Common Stock which may be acquired pursuant to currently exercisable stock options.

(8) Includes 40,000 shares of Common Stock owned by Mr. Keegan directly. Also includes 3,380 shares of Common Stock which may be acquired pursuant to currently exercisable stock options.

(9) Includes 39,899 shares of Common Stock owned by Mr. Rose directly, 1,332 of Common Stock, which may be acquired pursuant to currently exercisable stock options, and 2,900 shares of Common Stock which may be acquired pursuant to the Plan.

(10) Includes 12,225 shares of Common Stock owned by Mr. Mast directly and 28,266 shares of Common Stock which may be acquired pursuant to currently exercisable stock options.

(11) Excludes the shares described as excluded and includes the shares described as included in the notes above.


*       Less than one percent of the outstanding shares of the class.

                           RELATED PARTY TRANSACTIONS


        Certain officers, Directors and employees of the Company held senior notes and/or subordinated debentures (collectively, the "Debentures") issued by CII which at December 31, 1998 had an aggregate outstanding principal amount of approximately $103,565. These Debentures were purchased on terms which were the same as those available to purchasers not affiliated with the Company.


                      REPORT OF THE COMPENSATION COMMITTEE


        The Compensation Committee of the Board (the "Compensation Committee") annually submits to the Board recommendations respecting the salaries, bonuses and stock option grants to be provided to the Company's executive officers and administers the Company's stock option plan for officers and key employees. The Compensation Committee provides the following report.


POLICIES FOR COMPENSATION OF EXECUTIVE OFFICERS


        The Compensation Committee attempts to act on the shareholders' behalf in establishing an executive compensation program. The basic policy underlying the Company's compensation program for executive officers is that their compensation should vary depending on the Company's success in meeting its financial and strategic objectives and in creating value for shareholders. In addition to salary, the compensation program may consist of an annual bonus and grants of stock options under the Employee and Officer Stock Option Plan.


        The Compensation Committee annually reviews the Company's corporate performance and that of its executive officers and sets levels of compensation in its discretion. As a result, the executive officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon Company-wide and individual performance.


        Based upon the recommendations of Mr. Sterling, the Compensation Committee did not adjust the salaries of any of the executive officers in 1998, other than as noted below. Factors considered by Mr. Sterling included operating losses incurred as well as his perception of individual performance and the level of individual responsibility. The Compensation Committee determined that salary adjustments, with the exception of Mr. Mast, were not appropriate in light of the Company's operating performance during 1998. Mr. Sterling, and the Compensation Committee, increased Mr. Mast's salary to reflect the outstanding job in monitoring liquidity, negotiating a new three year credit facility, and instituting management controls and guidelines.


        The Compensation Committee believes that the market value of the Common Stock as well as the operating performance of the Company are valid criteria for determining annual bonuses. The Compensation Committee carefully monitors key Company performance criteria, including change in market value of the Company's Common Stock, growth in earnings and revenue and financial performance as compared to budget. Based on these criteria and on the recommendations of Mr. Sterling, for all executive officers except himself, the Compensation Committee awarded no bonuses to executive officers, except for Mr. Mast, who was granted a bonus as shown in the Summary Compensation Table. The bonus awarded to Mr. Mast was approved based on individual performance accomplishments during the year.

        Stock option grants are generally made on an annual basis with exercise prices set at the market closing price on the day of the stock option grant and have the purpose of providing the Company's executive officers and key employees with an equity ownership opportunity in the Company and with incentives to maximize shareholder values. For the year 1998, the Compensation Committee made option grants to the executive officers of the Company in March and in December.
In addition, Mr. Mast was granted options to purchase 50,000 shares of the Company's common stock in May. This grant to Mr. Mast was approved based on individual performance accomplishments during the year. Mr. Keegan received an option grant as part of his hiring package. In determining the size of any stock option grant, the Compensation Committee considered the following qualitative factors: the Committee's perception of the Company's overall performance, the individual's performance and the potential effect which the individual's future performance may have on the Company.


MR. STERLING'S 1998 COMPENSATION


        The Compensation Committee's general approach in setting Mr. Sterling's annual compensation is to base a significant percentage of his compensation upon objective strategic performance criteria, and to set total compensation that is competitive within the industry. This approach may result in some fluctuations in the actual level of Mr. Sterling's annual compensation increases from year to year. The Compensation Committee, however, believes that its emphasis upon objective strategic performance criteria appropriately provides incentives to Mr. Sterling. The objective performance criteria consist of growth in the market value of the Company's Common Stock, growth in earnings and financial performance as compared to budget.


        The Compensation Committee did not increase Mr. Sterling's base salary or award to him any bonus in 1998.


        Mr. Sterling's total compensation during 1998 was unchanged from his total compensation during fiscal 1997, except for the additional pay period during 1998 as explained in footnote (1) to the Summary Compensation Table on page 7 herein. The Company's diluted earnings per share from continuing operations decreased from $1.17 in 1997 to a loss of $7.81 in 1998. The Company's per share stock price decreased from $13.88 at the end of fiscal 1997 to $.50 at the end of fiscal 1998.


        In addition, in March 1998, the Compensation Committee granted Mr. Sterling options with respect to an aggregate of 35,000 shares of the Company's Common Stock. Mr. Sterling was also granted options with respect to 50,000 shares of the Company's Common Stock on December 2, 1998. In determining the size of this grant, the committee considered the following factors: the Company's overall performance, Mr. Sterling's performance and the potential effect of his future performance on the Company. At fiscal 1998 year-end Mr. Sterling had no outstanding exercisable in-the-money stock options. The Compensation Committee believes that the stock options provide Mr. Sterling with appropriate incentives to promote long-term shareholder value.


COMPENSATION COMMITTEE
Tee Hooper, Chairman
Clarence B. Bauknight
J. Robert Philpott, Jr.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                        AMONG THE COMPANY, NASDAQ MARKET
                     INDEX AND PEER GROUP INDEX FOR THE FIVE
                                   YEAR PERIOD
                            ENDING DECEMBER 31, 1998

        A line graph comparing the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total returns of the Nasdaq Market Index and a peer group consisting of publicly traded companies classified as nontraditional mortgage banks by SNL Securities, over the same period (assuming a $100 initial investment), is presented below. The Company will promptly furnish without charge to any shareholder of record on March 31, 1999, the identity of the companies included in the peer group. Requests should be directed to the Company, Post Office Box 17526, Greenville, South Carolina 29606; Attn: Shareholder Relations.


        Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                            HOMEGOLD FINANCIAL, INC.


Chart appears below for Plot Points of Total Return Performance.



                                                               YEAR ENDING
                                     ----------------------------------------------------------------
INDEX                                 12/31/93   12/31/94   12/31/95  12/31/96   12/31/97   12/31/98
-----------------------------------------------------------------------------------------------------
HomeGold Financial, Inc.                100.00     150.00     638.30  1,117.02   1,476.06      53.19
NASDAQ - Total US                       100.00      97.75     138.26    170.01     208.58     293.21
SNL Nontraditional Mortgage Banks       100.00     111.91     234.40    389.91     289.86     103.80


                 PROPOSAL TO AMEND THE 1995 EMPLOYEE AND OFFICER
                  STOCK OPTION PLAN TO INCREASE BY 400,000 THE
                      NUMBER OF SHARES AUTHORIZED FOR GRANT
                              (ITEM 2 ON THE PROXY)

GENERAL


        The Board has determined that an amendment to the Company's 1995 Employee and Officer Stock Option Plan (the "1995 Plan") to increase by 400,000 the number of shares of the Company's Common Stock authorized for grant (the "Option Plan Amendment") is in the best interests of the Company.

        Under the 1995 Plan, the Board (or a committee thereof) currently has the discretion to grant options to purchase up to 1,066,667 shares of Common Stock to certain key employees and officers of the Company. Non-employee directors do not participate in the 1995 plan. As of the Record Date, the Board had granted options to purchase a total of approximately 1,230,906 shares of Common Stock to a total of 76 key employees and officers. As of the record date, a total of 210,468 options to purchase shares had been forfeited and put back into the 1995 Plan. The number of shares authorized for grant and not subject to outstanding options under the 1995 Plan was 62,230 as of the Record Date. During 1998, the Board granted 699,900 options pursuant to the 1995 Plan, while in 1999, prior to the Record Date, the Board granted options to purchase a total of 10,000 shares of Common Stock. The proposed amendment would increase the total number of shares authorized for grant under the 1995 Plan from 1,066,667 to 1,466,667.

        The following table sets forth certain information with respect to the 1995 Plan. The Board has not yet determined how shares covered by options authorized under the Option Plan Amendment would be allocated.


                                 Shares Covered by Options        Shares Covered by Options
                                 Granted Under the 1995           Granted Under the 1995 Plan
Name and Position                Plan Since Inception of          Outstanding on December 31,
                                 the Plan                         1998
John M. Sterling, Jr.                    165,000                            109,000
Chairman and Chief
Executive Officer

Keith B. Giddens                         184,000                            104,400
President and Chief
Operating Officer

Kevin J. Mast                            127,668                             96,800
Executive Vice President,
Chief Financial Officer,
and Treasurer

Robert S. Davis                           55,334                             38,841
Executive Vice President-
Administration

Mark S. Keegan                            33,800                             16,900
Executive Vice
President-Quality
Management and Group
General Counsel

All Current executive                    565,802                            365,941
officers, as a group

All non-executive officer                612,498                            417,234
employees, as a group

        Participation in the 1995 Plan is determined by the Board (or a committee thereof) and is limited to those key employees and officers of the Company or its subsidiaries who have the greatest impact on the Company's long-term performance. In determining the key employees and officers to whom options shall be granted and the number of shares subject to such options, the Board (or committee) shall take into account relevant factors such as the level and responsibility of the key employee's or officer's position, the key employee's or officer's level of performance and compensation and the potential of the key employee or officer.

        The price at which an option granted under the 1995 plan may be exercised is determined by the Board (or committee) at the time of grant based on such criteria as the Board (or committee) may adopt in good faith; provided, however, that in the case of an option intended to qualify as an incentive stock option under federal income tax laws, the exercise price per share shall be not less than the fair market value of a share of the Common Stock at the time of grant (110% of the fair market value in the case of a recipient who owns stock representing more than 10% of the combined voting power of all outstanding stock of the Company or any of its subsidiaries (a "Ten Percent Shareholder")). On March 22, 1999, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $1.31 per share.

        The recipient of an option under the 1995 Plan is not required to pay the Company any amount at the time of receipt. Upon exercising the option, the recipient must tender (i) the full amount of the exercise price in cash or, if authorized by the Board (or committee) at the time of grant, in shares subject to the option being exercised and (ii) payment in full in cash of the amount of all federal and state withholding or other applicable employment taxes.

        In the discretion of the Board (or committee), options granted under the 1995 Plan may be "incentive stock options" for federal income tax purposes. The Company is not allowed a deduction at any time in connection with, and the participant is not taxed upon either the grant or the exercise of, an incentive stock option. The difference between the option price of such an option and the market value at the date of exercise, however, constitutes a tax preference item for the participant in the year of exercise for alternative minimum tax purposes. To qualify as an incentive stock option, the shares acquired by the recipient must be held for at least two years after the option is granted and one year after it is exercised. If the recipient satisfies these time requirements, the recipient will be taxed only upon any gain realized upon disposition of the stock. The participant's gain will be equal to the difference between the sales price of the stock sold and the option exercise price. If an incentive stock option is exercised after the death of the employee by the estate of the decedent, or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the decedent, none of the time limits described above apply.

        If the recipient does not satisfy the aforementioned time limits, the option will be treated as though it were not an incentive stock option. In the case of options which are not incentive stock options, the recipient generally is not taxed upon grant of the option, but upon sale the recipient recognizes ordinary income equal to the difference between the fair market value of the shares of stock acquired and the exercise price of the option. Generally, the Company receives a deduction for the amount the participant reports as ordinary income arising from the exercise of the option. Upon subsequent sale or disposition, the holder of the shares recognizes taxable income equal to any excess of the selling price over the fair market value of the shares at the date of exercise. If the recipient fails to satisfy the time limits described above with respect to an option intended to be an incentive stock option, the income to the recipient and the deduction for the Company shall arise at the time of the early disposition and shall equal the excess of (i) the lower of the fair market value of the shares at the time of exercise or such value at the time of disposition of the shares over (ii) the exercise price.

        The 1995 Plan does not meet all the criteria necessary to exempt options granted under the Plan from the application of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the corporate tax deduction for compensation paid to certain employees to $1 million. Nonetheless, the Company anticipates that none of the compensation payable pursuant to the 1995 Plan will lose its deductibility by reason of Section 162(m) because no Section 162(m) Covered Employee who may participate in the Plan is expected to receive annual compensation that either exceeds $1 million or is not performance-based compensation exempt from the 162(m) deduction limitation.

        Recipients may not transfer options granted under the 1995 Plan except by will, the laws of descent, or a qualified domestic relations order as defined under the Internal Revenue Code or Title I of the Employee Retirement Income Security Act, or the rules promulgated thereunder.

        The term of each option is established by the Board (or committee) but cannot exceed 10 years (or 5 years in the case of a Ten Percent Shareholder) and options awarded are exercisable according to such schedule as the Board (or committee) may establish. Any recipient whose employment with the Company, or any subsidiary of the Company, terminates for any reason other than death or permanent and total disability cannot exercise any options more than three months after such termination. If such employment terminates due to the death or permanent and total disability of the recipient, or the recipient dies within three months of terminating such employment, the recipient or the recipient's personal representative may exercise any options granted under the 1995 Plan during a period not exceeding one year after the recipient's termination of employment. In no event, however, can an option be exercised past the expiration of its term.

        The Board (or committee) may at any time suspend, amend or terminate the 1995 Plan; provided that the Board may not alter or impair the rights of any recipient with respect to any option previously granted under the 1995 Plan. Approval by a majority of shareholders is also required if a proposed amendment would (i) materially increase the benefits accruing to participants; (ii) increase the number of securities authorized for grant (other than to reflect recapitalization of the Company); (ill) change the class of persons eligible to receive options; or (iv) otherwise materially modify the requirements for eligibility.

        By its terms, the 1995 Plan terminates on the close of business at May 31, 2005. Such termination will not affect any options previously granted under the 1995 Plan.

        The purpose of the 1995 Plan is to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of key employees and officers of the Company and its subsidiaries in the continued growth and financial success of the Company and its subsidiaries, while enabling the Company and its subsidiaries to attract and retain key employees and officers of outstanding competence and by providing such key employees and officers with an equity opportunity in the Company. The Board recommends approval of the Option Plan Amendment because it will provide the Company's employees who participate in the 1995 Plan with an incentive to maximize shareholder value. Because the executive officers of the Company will be eligible to participate in the 1995 Plan (and have previously received grants thereunder), they may be deemed to have an interest in the outcome of this proposal. The issuance of shares of Common Stock pursuant to the Option Plan Amendment will cause some dilution of existing shareholder's voting power and distributional rights, but should not otherwise have an effect on the rights of existing shareholders.

        The additional shares to be available for grant, if the Option Plan Amendment is approved, would be subject to the same terms and conditions as are the shares currently available under the 1995 Plan, which was approved by the shareholders of the Company at the June 9, 1995 Shareholders' Meeting.

        The Company's Annual Report to shareholders for its fiscal year ended December 31, 1998 (the "Annual Report") is being mailed along with this Proxy Statement. See "Annual Report." The company's financial statements, management's discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk contained in items 7, 7A, and 8 thereof are incorporated herein by reference. Information regarding the Company's auditors and changes in auditors is contained in the section of this Proxy Statement titled "Auditors" and is incorporated herein by reference.


VOTE REQUIRED


        The Option Plan Amendment will be approved if a quorum is present at the Annual Meeting and the votes in favor of the Option Plan Amendment exceed the votes against it. Abstentions and broker non-votes have no effect on the vote to approve the Option Plan Amendment.


        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION PLAN AMENDMENT.

           PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION
              TO EFFECT UP TO A ONE-FOR-FOUR REVERSE STOCK SPLIT,
              PROVIDING THE BOARD OF DIRECTORS DETERMINES TO DO SO

                              (ITEM 3 ON THE PROXY)

GENERAL


        The Company's Board of Directors has approved a resolution recommending that the Company's shareholders approve an amendment to the Company's Articles of Incorporation pursuant to which the Company would effect up to a one-for-four reverse stock split of the Company's outstanding Common Stock (the "Reverse Split Amendment") providing the Board of Directors (the "Board") determines to do so. The Board has approved the Reverse Split Amendment because the Company could be out of compliance with the listing requirements of the Nasdaq National Market should the closing price of the stock fall and remain below $1.00 for any consecutive thirty trading days.

        The Nasdaq National Market has a number of requirements which must be met in order for a company to remain listed on the national market system. One such requirement is that the closing price of the stock not fall below $1.00 per share for any consecutive thirty trading days. In the event that the closing price of the Company's Common Stock should fall below the $1.00 minimum, the Board desires the authority to effect up to a one-for-four reverse stock split. Such action would be taken by the Board only in the event that the closing stock price of the Common Stock would likely result in the delisting of the stock from the Nasdaq National Market and that the reverse stock split would increase the stock price to the extent that such delisting would be prevented.

        The Articles of Incorporation presently authorize 100,000,000 shares of Common Stock. The effecting of the Reverse Split Amendment would reduce the number of authorized Common shares proportionately depending on the specifics of the reverse stock split. In the event that the Board determines to effect the Reverse Split Amendment, the par value of the Common Stock would increase proportionately depending on the specifics of the reverse stock split. The maximum reverse split permitted by the amendment would reduce the number of authorized common shares to 25,000,000.

THE REVERSE SPLIT AMENDMENT


        If the Reverse Split Amendment is approved by the shareholders and is activated by the Board, each share of Common Stock outstanding at the time of activation of this amendment will be void. Each shareholder of Common Stock at that time will be entitled to receive a certificate for the whole number of shares of Common Stock representing the proportionate number of shares of Common Stock determined by the reverse split ratio chosen by the Board. The Company will not issue fractional shares. Cash will be paid in lieu of any fractional shares at a price per share equal to the closing sales price of the shares as quoted on the on the Nasdaq National Market on the first day after the activation of the Reverse Split Amendment by the Board of Directors. Each outstanding certificate representing Common Stock at the time of effecting of the Reverse Split Amendment would be void. Following the effecting of the Reverse Split Amendment, the Company would mail to each holder of Common Stock a certificate for the whole number of shares representing the proportionate number of shares of Common Stock held by such shareholder following the activation of the Reverse Split Amendment.


VOTE REQUIRED

        The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock as of the Record Date is required for approval and adoption of the Reverse Split Amendment. Abstentions and broker non-votes have the same effect as votes against the Reverse Split Amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE REVERSE SPLIT AMENDMENT.

                                  ANNUAL REPORT

        THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1998 (THE "ANNUAL REPORT") IS BEING MAILED WITH THIS PROXY STATEMENT. ADDITIONAL COPIES MAY BE OBTAINED FROM THE COMPANY. IN ADDITION, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD AS OF MARCH 31, 1999, WHO SO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10K FOR THE YEAR ENDED DECEMBER 31, 1998 (WITHOUT EXHIBITS). ANY SUCH REQUEST SHOULD BE DIRECTED TO THE COMPANY, P. O. BOX 17526, GREENVILLE SOUTH CAROLINA 29606, ATTENTION: ROBERT S. DAVIS, EXECUTIVE VICE PRESIDENT-ADMINISTRATION.


                                    AUDITORS

        The Board of Directors has appointed the accounting firm of Elliott, Davis & Company L.L.P. ("Elliott Davis") as independent auditors for the Company's 1998 fiscal year. Representatives of Elliott Davis are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        On September 25, 1998, the Company determined to dismiss KPMG Peat Marwick, LLP ("KPMG") and to engage Elliot Davis as the Company's independent auditors for the 1998 fiscal year. KPMG had served as the Company's principal accountants since 1996. The change in auditors resulted from the Company's decision that Elliott Davis would better serve the Company's auditing needs in terms of service level and cost. The Audit Committee of the Board and the Board approved the change of accounting firms.

        In connection with KPMG's audit completed for the fiscal year ending December 31, 1997, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the auditors, would have caused it to make reference to the subject matter of the disagreement in connection with its report. Moreover, KPMG's report as principal auditor of the financial statements of the Company for such period did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The Company filed a Current Report on Form 8-K dated September 25, 1998, with the Commission on September 30, 1998, regarding the change in the Company's independent auditors and containing KPMG's statement regarding the Company's explanation of the change. (File No. 000-08909).

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

        If you would like to have a proposal considered at the Company's 2000 annual shareholder's meeting (the "2000 Meeting") and you would like your proposal included in the Company's 2000 proxy statement and proxy card (the "2000 Proxy Materials"), your proposal must be in writing, and the Company must receive your proposal at its principal offices no later than December 16, 1999. You should send your proposal to the Company's Secretary at: HomeGold Financial, Inc., Post Office Box 17526, Greenville, South Carolina 29606. Even if you timely submit your proposal, the Company may exclude it from the 2000 Proxy Materials if it does not comply with rules and regulations of the U.S. Securities and Exchange Commission pertaining to shareholder proposals.

        If you would like a proposal considered at the 2000 Meeting, but do not want your proposal included in the 2000 Proxy Materials or you miss the deadline for inclusion in the 2000 Proxy Materials, the Company must receive your proposal on or between January 15, 2000, and February 16, 2000. Your proposal must be in writing and must meet certain requirements contained in the Company's Bylaws. The Company will provide you with a copy of its Bylaws free of charge at your request if you write to the address in the preceding paragraph or if you call the Company's shareholder relations department at 864-289-5315. Proposals should be submitted to the Company's Secretary at the address in the preceding paragraph.

                                  OTHER MATTERS

        The Board does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                          By Order of the Board of Directors,
                                          C. Thomas Wyche, Secretary

                                          Dated:  April 15, 1999

                                   APPENDIX A



HomeGold Financial, Inc.
3901 Pelham Road
P. O. Box 17526 (Zip 29606)
Greenville, SC 29615

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOMEGOLD FINANCIAL, INC. (THE "COMPANY") The undersigned hereby appoints C. T. Wyche and Robert S. Davis or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of the Company held of record by the undersigned on March 31, 1999, at the annual meeting of Shareholders to be held May 12, 1999 or any adjournment thereof. The Company makes all the following proposals. No proposal below is conditioned on any other proposal.

Proxy for Common Stock
--------------------------------------------------------------------------------
1.    ELECTION OF DIRECTORS

      FOR the six nominees listed below (except as marked to the contrary below)

      WITHHOLD AUTHORITY to vote for any of the six nominees listed below:

      Clarence B. Bauknight, Keith B. Giddens, Tecumseh Hooper, Jr., J. Robert Philpott, Jr., Porter B. Rose, John M. Sterling, Jr.

      INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW. IF YOU DESIRE TO CUMULATE YOUR VOTES FOR ANY PARTICULAR NOMINEE(S), IN THE EVENT CUMULATIVE VOTING IS ELECTED, WRITE YOUR INSTRUCTIONS AS TO THE NUMBER OF VOTES CAST FOR EACH IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

2. PROPOSAL TO AMEND THE COMPANY'S 1995 EMPLOYEE AND OFFICER STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR GRANT BY 400,000.

      FOR         [_]          AGAINST         [_]      ABSTAIN         [_]

3. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT UP TO A ONE-FOR-FOUR REVERSE STOCK SPLIT, PROVIDING THE BOARD OF DIRECTORS DETERMINES TO DO SO.

      FOR        [_]           AGAINST         [_]      ABSTAIN         [_]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 THROUGH 3 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                       ----------------------------------------
                                       DATE

                                       ----------------------------------------
                                       SIGNATURE

                                       ----------------------------------------
                                       SIGNATURE IF HELD JOINTLY


                                       PLEASE MARK, SIGN, DATE AND RETURN THE
                                       PROXY CARD PROMPTLY USING THE ENCLOSED
                                       ENVELOPE.

                                       THE ABOVE SIGNATURE HEREBY ACKNOWLEDGES
                                       RECEIPT OF THE NOTICE OF ANNUAL MEETING
                                       OF SHAREHOLDERS DATED APRIL 15, 1999, AND
                                       THE PROXY STATEMENT FURNISHED THEREWITH.